                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                             Commission File Number   000-30835
                                                                      ---------
                                                        Cusip Number 00826F 10 8
                                                                     -----------
                                     Affinity International Travel Systems, Inc.



(Check One):[ ]Form 10-K and Form 10-KSB [ ]Form 11-K [ ]Form 20-F
            [X]Form 10-Q and Form 10-QSB [ ]Form N-SAR

                 For Period Ended:         December 31, 2000
                                   -------------------------------
                 [  ]     Transition Report on Form 10-K and Form 10-KSB
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q and Form 10-QSB
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                  ---------------------------

 Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

--------------------------------------------------------------------------------

                       PART I - REGISTRANT INFORMATION


Full name of registrant
                  AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.
--------------------------------------------------------------------------------
Former name if applicable

--------------------------------------------------------------------------------
Address of principal executive office (STREET AND NUMBER)
                          100 SECOND AVE. S, STE 1100S
--------------------------------------------------------------------------------
City, state and zip code
                       ST. PETERSBURG, FLORIDA 32701-4301
--------------------------------------------------------------------------------


                        PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

 [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                             PART III - NARRATIVE



State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR or transition report or portion thereof could not be filed within the prescribed time period.
(Attach Extra Sheets if Needed)

         The Company's Quarterly Report on Form 10-QSB for the Quarter ended December 31, 2000 cannot be filed within the prescribed time period because the Company is experiencing delays in the aggregation and collection of certain information required to be included in the Form 10-QSB. The Form 10-QSB will be filed as soon as reasonably practicable and in no event later than the fifth calendar day following the prescribed due date.

                         PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           DANIEL G. BRANDANO, JR.         (727)                896-1513
         --------------------------     -----------        ------------------
                  (Name)                (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date       FEBRUARY 14, 2001         By   /s/  Daniel G. Brandano, Jr.
    -----------------------------      ----------------------------------------
                                           Daniel G. Brandano, Jr.
                                           Chief Executive Officer




                                       2